SECURITIES AND EXCHANGE COMMISSION

                     WASHINGTON, D.C. 20549

                            FORM 8-K

                         CURRENT REPORT



             Pursuant to Section 13 or 15(d) of the
                Securities Exchange Act of 1934


Date of Report (Date of earliest event recorded) Nov. 13, 1997





                           CPI CORP.
________________________________________________________________
    (exact name of registrant as specified in its charter)



        Delaware                 0-11227          43-1256674
________________________________________________________________
(State or other jurisdiction (Commission file   (IRS Employer
 of incorporation)            Number)        Identification No.)




1706 Washington Avenue, St. Louis, Missouri        63103-1790
________________________________________________________________
(Address of principal executive offices)            (Zip code)




Registrants's telephone number including area code: (314)231-1575




________________________________________________________________
(Former name or former address, if changes since last report.)




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ITEM 5.  OTHER ITEMS

On November 13, 1997, CPI Corp. issued the following press release announcing that 3rd quarter portrait studio sales were lower than expected:

     CPI CORP. SAYS 3rd QUARTER PORTRAIT STUDIO SALES LOWER THAN
     EXPECTED.

     ST. LOUIS, MO., November 13, 1997 - CPI Corp. (NYSE-CPY) said today that the increased level of customer activity in its portrait studios that began with the post-Easter period and continued throughout the second quarter has declined in recent weeks to the extent that third quarter sales in the division will fall short of prior expectations.

     In making the announcement, Alyn V. Essman, chairman and chief executive officer said, "In our second quarter conference call, we stated that we did not expect to see sales increases continue through the remainder of the year on the order of the near 10% growth we were experiencing during the second quarter. It now appears that third quarter sales will be slightly below those of last year's comparable period. Although the average transaction remains strong through the very latest reports, customer traffic in the studios fell off starting after Labor Day. On a positive note, however, it appears that portrait studio operating earnings will show an increase due to higher operating margins."

     Continuing, Essman said, "The sale of the remaining 49% interest in the Fox Photo joint venture to Eastman Kodak Company will result in a third quarter $2.7 million after-tax charge, which will be partially offset in the forth quarter by a $1.4 million after-tax gain related primarily to the amortization of the non-compete agreement. This contrasts with last year's third quarter $3.9 million after-tax gain on the sale of the initial 51% interest in the venture to Kodak."

     The company did not provide information regarding other operating numbers. Full discussion of operations will be provided by management in a conference call following the third quarter earnings release, scheduled for Friday, December 5, 1997.

     CPI is a consumer services company with $467.0 million in fiscal 1996 sales from continuing operations, operating approximately 1,200 retail locations, including 1,030 Sears Portrait Studios in the U.S., Puerto Rico and Canada and 156 Prints Plus wall decor stores.

                           SIGNATURE




Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.




                                          CPI CORP.
                                        (Registrant)





                              /s/ Barry Arthur
                                  -----------------------------
                                  Barry Arthur
                                  Authorized Officer and
                                  Principal Financial Officer


Dated:  November 14, 1997


























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